EXHIBIT 3b.


                                    BY-LAWS
                                       OF
                           WINNEBAGO INDUSTRIES, INC.
                                   AS AMENDED



                               ARTICLE I. OFFICES

         The principal office of the Corporation in the State of Iowa, shall be located in the City of Forest City, County of Winnebago, State of Iowa.

         The Corporation may have such other offices, either within or without of the State of Iowa, as the Board of Directors may designate or as the business of the Corporation may require from time to time.

                            ARTICLE II. SHAREHOLDERS

Section 1. Annual Meeting

         The Annual Meeting of the Shareholders shall be held on a date in the month of January of each year, commencing with the January, 1999 meeting, to be annually set by the Board of Directors with written notice thereof to be given not less than ten (10) days prior thereto by the Secretary, to be held in Forest City, Iowa, at such place as may be designated by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

                         ARTICLE III. BOARD OF DIRECTORS

Section 1. General Powers

         The business and affairs of this Corporation shall be managed by its Board of Directors.


Section 2. Number, Tenure and Qualifications

         The number of directors constituting the Board of Directors of the Corporation shall be ten (10) until increased or decreased by proper amendment thereto. Each director shall hold office until the next annual meeting of the shareholders and until his successor shall have been elected and qualified. Directors need not be residents of the State of Iowa nor shareholders of the Corporation.

Section 3. Regular Meetings

         The regular meeting of the Board of Directors shall be held without other notice than these By-Laws, immediately after, and at the same place as, the Annual Meeting of the Shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Iowa, for the holding of additional regular meetings without other notice than such resolution.

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Section 4. Special Meetings

         Special meetings of the Board of Directors may be called by or at the request of the President or any one director. The persons or person authorized to call special meetings of the Board of Directors may fix the time for holding any special meetings of the Board of Directors so called, but the place shall be the same as the regular meeting place unless another place is unanimously agreed upon at the time and ratified by appropriate resolution.

Section 5. Notice of Meetings

         Notice of any special meeting of the Board of Directors shall be given at least five (5) days previously thereto by written notice delivered personally or mailed to each director at his business address, or by telegram. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with sufficient postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company; any director may waive notice of any meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the expressed purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 6. Committees

         The Board of Directors may, by resolution adopted by a majority of the whole board, designate from among its members an Executive Committee and one or more other committees. Any such committee, to the extent provided in the resolution, shall have and may exercise all the authority of the Board of Directors; provided, however, that no such committee shall have such authority in reference to any matter for which such authority is specifically reserved to the full Board of Directors by the terms of the Iowa Business Corporation Act, as amended. Each such committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

                              ARTICLE IV. OFFICERS

Section 1. Number

              The officers of the Corporation shall be a President, Vice President, a Secretary and a Treasurer. Such other officers, assistant officers and acting officers as may be deemed necessary, may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person if so nominated and elected.

Section 2. Election and Term of Office

         The officers of the Corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. The officers of the Corporation shall hold office until their successors are chosen and qualify or until their death or resignation. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors in office. Any vacancy occurring in any office in the Corporation shall be filled by the Board of Directors.

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                             ARTICLE V. FISCAL YEAR

         The fiscal year of this Corporation shall begin on the 1st day of September and end on the last day of August, in each year.

                             ARTICLE VI. AMENDMENTS

         These By-Laws may be altered, amended or repealed and new By-Laws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors.